Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Doug Marohn	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CEO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial, Inc. Announces Irina Nashtatik as Chief Financial Officer (CFO).

July 9, 2020 – Clearwater, Florida – On July 7, 2020, Nicholas Financial, Inc. (NASDAQ: NICK) announced the appointment of Irina Nashtatik as Chief Financial Officer.  Ms. Nashtatik had been serving as Nicholas Financial’s Interim Chief Financial Officer since November of 2019.

“Irina has been a vital part of our management team for over two years now, and has definitely earned the role of CFO,” said Doug Marohn, President and Chief Executive Officer of Nicholas Financial.  “Ms. Nashtatik affords us a great combination of skillset, industry knowledge and familiarity with our Company.”

During her tenure with Nicholas, Irina Nashtatik has served as Controller, Vice President of Finance and Interim Chief Financial Officer.  Prior to joining Nicholas, Ms. Nashtatik held several leaderships positions in accounting, finance and treasury at Bankers Financial Corporate, USAmeriBank, and Jabil, Inc.  Irina earned her M.B.A. from the University of Florida, her B.S. in Accounting from the University of South Florida, and her B.S. in Economics from the State University Higher School of Economics.  Ms. Nashtatik is a Certified Public Accountant (CPA) and a Certified Treasury Professional (CTP). In connection with Ms. Nashtatik’s appointment as Chief Financial Officer, the Company and Ms. Nashtatik entered into an Employment Agreement, the material terms of which are disclosed in the Company’s Form 8-K filed on the date thereof.

The Company also announced the extension of Doug Marohn’s Employment Agreement through June 30, 2022.  The material terms of Mr. Marohn’s Employment Agreement are also disclosed in the Company’s Form 8-K filed on the date thereof.

For more information on Nicholas, visit www.nicholasfinancial.com.

About Nicholas Financial

Nicholas Financial, Inc. (NASDAQ:NICK) is a specialized consumer finance company, operating branch locations in both Southeastern and Midwestern U.S. States.  The Company engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial originates direct consumer loans (“Direct Loans”) and sells consumer-finance related products.  For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

## End ##